Exhibit (a)(8)
BELK, INC.
2801 West Tyvola Road
Charlotte, North Carolina 28217-4500
(704) 357-1000
SUPPLEMENT TO OFFER TO PURCHASE DATED APRIL 17, 2006
OFFER TO PURCHASE FOR CASH
UP TO 1,300,000 SHARES OF CLASS A COMMON STOCK AND
UP TO 1,300,000 SHARES OF CLASS B COMMON STOCK OF
BELK, INC.
AT A PURCHASE PRICE OF $19.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED
AND WILL NOW EXPIRE AT 5:00 P.M., E.D.T., ON MAY 18, 2006,
UNLESS THE OFFER IS FURTHER EXTENDED.
To our Stockholders:
     On April 17, 2006, Belk, Inc. (“Belk” or the “Company”) distributed an Offer to Purchase (as amended prior to the date of this Supplement (as defined below), the “Original Offer to Purchase”) and a related Letter of Transmittal in connection with its tender offer to purchase for cash up to 2,600,000 shares of its Class A and Class B common stock, $0.01 par value per share, at a price of $19.00 per share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Original Offer to Purchase. The tender offer was scheduled to expire at 5:00 p.m., E.D.T., on May 15, 2006.
     In accordance with certain regulations promulgated by the Securities and Exchange Commission (the “SEC”), the Company is required to identify the number of shares of each class of common stock it is seeking to purchase in the tender offer. The Company is therefore providing this Supplement to clarify that the tender offer is to purchase up to 1,300,000 shares of its Class A common stock and up to 1,300,000 shares of its Class B common stock, for a total of 2,600,000 shares of common stock. As a result of this clarification and this Supplement that we are sending to you, the Company has extended the Expiration Date of the Offer to 5:00 p.m., E.D.T, on May 18, 2006.
     Belk, by this supplement (the “Supplement”, together with the Original Offer to Purchase, the “Offer to Purchase”), amends the Original Offer to Purchase. The Original Offer to Purchase, this Supplement and related Letter of Transmittal, as each may be further amended or supplemented from time to time, constitute the Offer. The tender offer is hereby amended and supplemented as follows:
•	All references to the offer to purchase up to 2,600,000 shares of Class A and Class B common stock in the Original Offer to Purchase, Letter of Transmittal or related tender offer documents shall now mean the offer to purchase up to 1,300,000 shares of Class A common stock and up to 1,300,000 shares of Class B common stock.

•	All references to the Expiration Date in the Original Offer to Purchase, Letter of Transmittal and related tender offer documents shall now mean 5:00 p.m., E.D.T., on May 18, 2006, unless we further extend the offer.
     Stockholders who have already tendered shares pursuant to the Original Offer to Purchase and Letter of Transmittal are not required to take any further action to tender their shares in the Offer. Stockholders who have not yet tendered their shares but wish to do so should use the Letter of Transmittal sent with the Original Offer to Purchase to tender shares in the Offer. Stockholders who wish to withdraw their shares from the Offer should follow the procedures set forth in this Supplement.
     Except as set forth in this Supplement, the terms and conditions set forth in the Original Offer to Purchase, Letter or Transmittal and related tender offer documents remain applicable in all respects to the tender offer. To the extent that any information contained in this Supplement is inconsistent with any information in the Offer to Purchase, this Supplement shall control.
May 5, 2006

     The Board of Directors has unanimously approved the Offer. However, neither we nor our Board of Directors make any recommendation to any stockholder as to whether to tender or refrain from tendering shares. Stockholders must make their own decisions whether to tender shares and, if so, how many shares to tender. There is no restriction on our directors and executive officers participating in the Offer.
     No person has been authorized to make any recommendation on our behalf as to whether stockholders should tender or refrain from tendering shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer or in the Letter of Transmittal. If given or made, such recommendation, information or representations must not be relied upon as having been authorized by us.
SUPPLEMENTAL SUMMARY TERM SHEET
     This Supplemental Summary Term Sheet highlights certain material information about the tender offer, but it does not describe all of the details of the tender offer to the same extent described elsewhere in the Supplement, Original Offer to Purchase and Letter of Transmittal. We urge you to read the entire Supplement, Original Offer to Purchase and Letter of Transmittal because together they contain the full details of the tender offer.
What classes and amounts of stock are sought by Belk in the Offer?
     We are offering to purchase up to 1,300,000 shares of our Class A common stock, or any lesser number of Class A shares that stockholders properly tender in the Offer, and up to 1,300,000 shares of our Class B common stock, or any lesser number of Class B shares that stockholders properly tender in the Offer. We reserve the right to purchase additional shares of up to 2% of the outstanding shares of each class of common stock, subject to applicable legal requirements. All shares of Class A and Class B common stock will be subject to the same terms in this tender offer, including, but not limited to, price, proration (other than odd lot shares) and conditions.
How long do I have to tender into the Offer?
     In order for you to properly tender your shares, we must receive your properly executed Letter of Transmittal, shares and other documents described in the Offer to Purchase no later than 5:00 p.m., E.D.T., on Thursday, May 18, 2006.
How do I tender my shares?
     Shares Held in Your Own Name. If the share certificates are registered in your own name, you should deliver the following documents to Ralph A. Pitts so that they will be received on or prior to the Expiration Date in accordance with the instructions in the Letter of Transmittal previously provided to you:
1.	The stock certificate(s) for the shares being tendered;

2.	A completed and signed Letter of Transmittal; and

3.	A completed and signed IRS Form W-9 (included with the Letter of Transmittal) or IRS Form W-8BEN or other applicable form in the case of foreign stockholders.
You may use the blue envelope previously provided to you to return these documents to us.
     Shares Held by Your Broker or Other Nominee. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf.
What if I have already tendered my shares?
     If you have already tendered your shares pursuant to the Original Offer to Purchase and Letter of Transmittal previously provided to you, you are not required to take any further action to tender your shares.
In what order will shares be purchased? Will tendered shares be prorated?
     If the event that more than 1,300,000 shares of Class A common stock or more than 1,300,000 shares of Class B common stock (or such greater number of Class A or Class B shares as the Company elects to purchase) are validly tendered, we will purchase shares in the following order of priority:

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•	Odd Lots. We will first purchase shares from all holders of “odd lots” of less than 100 Class A shares and Class B shares who properly tender all of their shares.

•	Class A Shares. We will purchase Class A shares on a pro rata basis from all other stockholders who properly tender Class A shares until we have acquired the number of Class A shares that we have offered to purchase.

•	Class B Shares. We will purchase Class B shares on a pro rata basis from all other stockholders who properly tender Class B shares until we have acquired the number of Class B shares that we have offered to purchase.
Consequently, all of the shares that you tender in the Offer may not be purchased.
Until what time can I withdraw previously tendered shares?
     You can withdraw previously tendered shares until 5:00 p.m., E.D.T., on Thursday, May 18, 2006. If the Offer is extended beyond that time, you may withdraw your tendered shares at any time until the expiration of the Offer. In addition, if we have not accepted your shares for payment, you may withdraw shares you previously tendered after 12:00 midnight, E.D.T., on June 12, 2006.
How do I withdraw previously tendered shares?
     You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to Ralph A. Pitts at Belk, Inc. Contact information is set forth below and on the back of the Original Offer to Purchase.
     We must receive the notice of withdrawal on or before 5:00 p.m., E.D.T., on Thursday, May 18, 2006. If you delivered or otherwise identified the certificates to us, you will need to provide the certificate numbers on those certificates.
Who can I talk to if I have questions?
     Questions or requests for assistance may be directed to Ralph A. Pitts at Belk, Inc. Contact information is set forth below.

     Additional copies of this Supplement or the Original Offer to Purchase, Letter of Transmittal or related tender offer documents may be obtained from Belk, Inc., at 2801 West Tyvola Road, Charlotte, North Carolina 28217-4500, Attn: Ralph A. Pitts, Tel. (704) 357-1000.
     The Company also has filed with the SEC amendments to the Schedule TO which include certain additional information relating to the offer. The Schedule TO as amended and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. Such information may also be accessed electronically by means of the SEC’s web page at www.sec.gov.

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